                                                                      EXHIBIT 99

INVESTOR RELEASE

FOR IMMEDIATE RELEASE                       FOR MORE INFORMATION CONTACT:
---------------------                       ------------------------------------
06/15/01                                    Investors:  Mary Healy, 630-623-6429
                                            Media:   Anna Rozenich, 630-623-7316

                                            FOR ACCESS TO CONFERENCE CALL:
                                            ------------------------------------
                                            When:  12:00 Noon CT, Friday,
                                            June 15, 2001
                                            Where: http://www.mcdonalds.com

                     McDonald's Second Quarter 2001 Update
                     -------------------------------------

OAK BROOK, IL - McDonald's Corporation announced global Systemwide sales for the first five months of 2001 increased to $16.4 billion. Systemwide sales for both the first five months of the year and the first two months of the second quarter were up 6 percent on a constant currency basis*, or 2 percent on a reported basis, compared with the same periods of 2000.

     The Company anticipates that earnings per share for the second quarter 2001 will be 36-37 cents in constant currencies or 34-35 cents on a reported basis.

     Jack M. Greenberg, Chairman and Chief Executive Officer, commented, "While our expected constant currency earnings performance reflects improvement from the first quarter, we were striving for stronger results. However, the effect of consumer concerns regarding the European beef supply is persisting longer than we anticipated, and our business growth in other geographic areas is not expected to be enough to offset this effect. Further, increasing costs, weak economies and difficult comparisons caused by strong marketing promotions in 2000 are impacting results.

     "Looking toward the second half of the year, we expect significant improvement in our business, with constant currency earnings per share growth in mid-single digits. Such performance would result in relatively flat earnings per share on a constant currency basis for the full year, compared with 2000. While we cannot predict currency fluctuations, if foreign currency exchange rates remain constant for the remainder of the year, translation will reduce full-year reported earnings per share by about 6 cents.

     "We believe the challenges we are facing are short term and that we are taking the right steps to deal with them. These actions include:

     - Focusing on building comparable sales through operations, effective marketing and menu development

     - Maintaining an intense focus on controlling operating and general and administrative costs

     - In Europe, accelerating menu variety, promoting value and proactively communicating to customers McDonald's food quality specifications and strict safety standards

     - Emphasizing food in our U.S. marketing and working to strengthen quality, service, cleanliness and value in our restaurants

     - Reducing 2001 capital expenditures in certain emerging markets in Latin America and Asia, where significant economic downturns are not rebounding as quickly as expected

     Greenberg added, "Despite this year's challenges, McDonald's is a strong company with tremendous prospects. We have a great brand, a broad and growing customer base and the leading market share in virtually every market in which we do business. We believe our infrastructure, management capability and global reach are significant levers for growth. People around the world continue to eat out more often, and McDonald's continues to figure prominently in their choices. To capture more of these meal occasions we plan to add about 1,500 McDonald's restaurants in 2001, as well as add restaurants under our Partner Brands. We are confident in our ability to generate constant currency double-digit earnings and cash flow growth long-term."

     In Europe, constant currency sales grew 2 percent for the first five months of the year and 3 percent for the first two months of the second quarter 2001. Sales in the U.S. grew 3 percent in the first five months and 2 percent quarter-to-date through May. Constant currency sales in Asia/Pacific were up 7 percent in the first five months and 10 percent during the first two months of the quarter. In Latin America, constant currency sales increased 9 percent for the first five months and 7 percent quarter-to-date through May. Sales in the Other segment increased 40 percent in constant currencies for the first five months and 37 percent quarter-to-date through May, primarily due to the addition of Boston Market in May 2000.

     In conjunction with its second quarter 2001 update, McDonald's Corporation will webcast its investor conference call over the Internet on Friday, June 15, at 12:00 Noon, Central Time. Interested parties are invited to listen by logging on to: http://www.mcdonalds.com/corporate/investor and clicking on "Investor Webcasts" under "Latest News."

     McDonald's is the world's largest and best-known food service retailer, with about 29,000 restaurants in 120 countries serving 45 million people each day.

     Certain forward-looking statements are included in this release. They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology. These statements reflect management's current expectations regarding future events and operating performance and speak only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements: the effectiveness of operating initiatives and advertising and promotional efforts, the effects of the Euro conversion, as well as changes in: global and local business and economic conditions; currency exchange and interest rates; food, labor and other operating costs; political or economic instability in local markets; competition; consumer preferences, spending patterns and demographic trends; legislation and governmental regulation; and accounting policies and practices. The foregoing list of important factors is not exclusive.

     The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.



* Information in constant currencies excludes the effect of foreign currency translation on reported results, except for hyperinflationary economies, such as Russia, whose functional currency is the U.S. Dollar.

                                   #   #   #